CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Starboard Investment Trust and to the use of our report dated November 22, 2016 on the financial statements and financial highlights of Sector Rotation Fund, a series of shares of beneficial interest in Starboard Investment Trust. Such financial statements and financial highlights appear in the September 30, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
June 19, 2017